Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525
FOR IMMEDIATE RELEASE

LMI Aerospace Announces Second Quarter 2015 Results

ST. LOUIS, Aug. 7, 2015 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company"), a leading provider of design and aftermarket engineering services, and supplier of structural assemblies, kits and components to the aerospace and defense markets, announced its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Generated $10.2 million in cash from operations in the second quarter of 2015

•	Awarded new work on Boeing 737 MAX and 787-10 and Airbus A350-900 XWB programs

•	Proceeded with next phase of corporate strategy by initiating plans for additional facility consolidation and cost reduction

•	Provided updated revenue and earnings guidance

Second Quarter Results

For the second quarter of 2015, net sales were $97.6 million, compared to $105.9 million in the second quarter of 2014. Net income of $0.4 million, or $0.03 per diluted share, was realized in the second quarter of 2015, compared to a net loss of $7.4 million, or $0.58 per diluted share, in the second quarter of 2014.

Operating income for the second quarter of 2015, excluding $0.6 million of net unfavorable, non-recurring items was $6.5 million. Net income for the second quarter of 2015 also included a discrete income tax benefit of $0.1 million. Diluted earnings per share, excluding the impact of non-recurring items, was $0.07 in the second quarter of 2015. Operating income for the second quarter of 2014, excluding the impact of $2.0 million of net unfavorable, non-recurring items, was $6.2 million. Net income for the second quarter of 2014 also included a discrete income tax benefit of $2.6 million and debt financing expenses of $9.1 million. Diluted income per share, excluding the impact of non-recurring items, was $0.09 in the second quarter of 2014.

"We had a number of significant successes this quarter to support our long-term strategy," said Dan Korte, Chief Executive Officer of LMI Aerospace. "We won new work on both the Boeing 737 MAX and 787-10 programs, and the additional 737 MAX awards raise our total content on the 737 platform to $350,000 per aircraft. We also achieved a strategic win on the Airbus A350-900 XWB program. We believe the certifications we must obtain to do this work could open the door to future growth on Airbus platforms.

"The actions we've taken to reshape the Aerostructures business have improved operating profit in the first half of 2015 by $5.0 million over the same period a year ago. We're continuing with our plans to simplify our business structure and reduce costs by closing our machining operation in Coweta, Okla. and our Engineering Services offices in Greenville, S.C. and Melbourne, Australia, by the end of 2015. We expect these closures and additional management reductions in Engineering Services to result in annual savings of $3.5 to $4.0 million."

Aerostructures Segment

	Q2		Q2
Net Sales ($ in millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$45.4	53.2%	$42.9	48.5%
Corporate and regional aircraft	21.3	25.0%	27.2	30.7%
Military	11.6	13.6%	11.7	13.2%
Other	7.0	8.2%	6.7	7.6%
Total	$85.3	100.0%	$88.5	100.0%

Aerostructures revenue decreased 3.6 percent to $85.3 million in the second quarter of 2015 from $88.5 million in the second quarter of 2014, driven by lower tooling sales on corporate and regional jet platforms, partially offset by higher shipments on large commercial platforms.

Growth in the Boeing 787, 737 and 747 platforms contributed increases of $3.2 million, $0.6 million and $0.3 million, respectively, over the prior year quarter in the large commercial aircraft market. These increases were partially offset by a decrease of $1.8 million in sales of Boeing wing modification products. Net sales to the corporate and regional jet market declined $5.9 million, primarily due to a reduction in non-recurring tooling revenue, partially offset by a $0.7 million increase in revenues on the Gulfstream G650 program versus the prior year quarter.

The Aerostructures segment generated gross profit of $17.1 million, or 20.0 percent of net sales, in the second quarter of 2015 versus $15.9 million, or 18.0 percent of net sales, in the second quarter of 2014.  Higher margins on long-term production contracts contributed to the improvement in gross profit margin in the second quarter of 2015. Gross profit in the second quarter of 2015 was also favorably impacted by realized cost savings related to restructuring plans implemented during 2014.

Selling, general and administrative expenses were $11.0 million in the second quarter of 2015 versus $12.7 million in the second quarter of 2014. The reduction in selling, general and administrative expenses primarily related to decreases of $0.5 million in restructuring expenses, $0.5 million in environmental expense and $0.4 million in salary expense and related fringe benefits.

Engineering Services Segment

	Q2		Q2
Net Sales ($ in millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$5.1	40.8%	$8.6	48.3%
Corporate and regional aircraft	4.6	36.8%	5.1	28.7%
Military	2.5	20.0%	2.1	11.8%
Other	0.3	2.4%	2.0	11.2%
Total	$12.5	100.0%	$17.8	100.0%

Engineering Services revenue decreased 29.8 percent to $12.5 million in the second quarter of 2015 from $17.8 million in the second quarter of 2014, driven primarily by reduced sales on large commercial aircraft platforms and design and delivery of tooling programs.

Net sales in the second quarter of 2015 on large commercial aircraft platforms for Airbus and maintenance and repair revenues decreased $1.6 million and $1.5 million, respectively, when compared to the prior year period. The decline in sales on corporate and regional aircraft was primarily related to a $3.7 million decrease in the Bombardier Learjet L-85 program that was canceled in late 2014. This decrease was partially offset by increases of $1.5 million on the Bombardier Global 7000 program, $0.6 million on the Aerion AS2 program and $0.4 million on the Mitsubishi Regional Jet program. Tooling sales on various Boeing programs and on a space program decreased $1.1 million and $0.4 million in the second quarter of 2015 when compared to the second quarter of 2014.

Gross profit for the segment was $1.7 million, or 13.6 percent of net sales, for the second quarter of 2015, compared to $3.2 million, or 18.0 percent of net sales, for the prior year quarter. The decrease in gross profit was primarily attributable to the decline in sales.

Selling, general and administrative expenses for the segment decreased to $1.9 million in the second quarter of 2015 from $2.2 million in the second quarter of 2014. The decrease in selling, general and administrative expenses was primarily due to implemented cost reductions.

Non-Segment

Interest expense decreased $8.0 million in the second quarter of 2015, compared to the second quarter of 2014. The change in interest expense was primarily related to the settlement of interest rate derivatives and the write-off of debt financing costs in the second quarter of 2014 of $9.1 million. The Company recently registered its second-priority senior secured notes, which can now be freely traded.

The Company recorded an income tax benefit of $0.1 million for the second quarter of 2015, primarily due to the final adjustment related to the IRS audit of its 2012 and 2013 federal income tax returns.

The Company generated cash flow from operations of $10.2 million in the second quarter of 2015 and funded net capital expenditures of $4.6 million, resulting in free cash flow of $5.6 million. Cash flow for the second quarter of 2015 was unfavorably impacted by a payment of $1.7 million related to a strategic supply agreement. In addition, the Company made a payment of $0.7 million in penalties, which was previously reserved, as part of a plea agreement entered into by the Company's Ozark Mountain Technologies subsidiary to resolve an environmental matter.

Backlog at June 30, 2015 was $366.0 million, compared to $399.4 million at March 31, 2015, due to the timing of customer orders.

Updated Outlook for 2015

The Company updated guidance for 2015 as follows:

•
Revenue of between $377.0 million and $387.0 million, consisting of Aerostructures revenue of between $325.0 million and $330.0 million and Engineering Services revenue of between $52.0 million and $57.0 million

•Operating profit of between $20.0 million and $24.0 million

•Free cash flow of between $10.0 million and $15.0 million

The Company raised overall revenue guidance due to new wins and increasing demand in the Aerostructures segment. Fewer opportunities for design revenue in Engineering Services partially offset the growth in Aerostructures.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, Aug. 7, 2015, at 9:00 a.m., Central Daylight Time. LMI Chief Executive Officer Dan Korte and Chief Financial Officer Cliff Stebe will host the call. To participate in the call, dial 866-307-3343 approximately five minutes before the conference call time start time.

Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

Executive Stock Grant

In connection with LMI's offer of employment to Jennifer Alfaro and pursuant to her employment agreement effective February 2, 2015, Alfaro was granted an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4). The inducement award consisted of 4,217 shares of restricted stock at a per share price of $14.23 with a value of $60,008 on the grant date, February 2,

2015. The stock shall vest on the three-year anniversary of the date of grant, subject to Alfaro’s continued employment on the vesting date. The award was issued as an inducement material to Alfaro's employment.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural solutions and engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Based in St. Louis, LMI has 26 operations located across the United States and in Mexico, the United Kingdom, Australia and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2015 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing the increased leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$2,436	$7,927
Trade accounts receivable, net	61,088	58,234
Inventories	123,196	114,279
Prepaid expenses and other current assets	10,285	10,255
Deferred income taxes	3,913	3,913
Total current assets	200,918	194,608

Property, plant and equipment, net	102,445	99,482
Goodwill	86,784	86,784
Intangible assets, net	48,761	50,940
Other assets	9,659	10,622
Total assets	$448,567	$442,436

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,585	$21,755
Accrued expenses	25,631	26,072
Current installments of long-term debt and capital lease obligations	3,544	3,424
Total current liabilities	51,760	51,251

Long-term debt and capital lease obligations, less current installments	270,765	265,554
Other long-term liabilities	3,172	3,289
Deferred income taxes	4,294	4,207
Total long-term liabilities	278,231	273,050

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,210,910 and 13,089,003 shares at June 30, 2015 and December 31, 2014, respectively	264	262
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	97,058	95,460
Accumulated other comprehensive loss	(169)	(170)
Treasury stock, at cost, 33,934 and 28,396 shares at June 30, 2015 and December 31, 2014, respectively	(432)	(359)
Retained earnings	21,855	22,942
Total shareholders’ equity	118,576	118,135
Total liabilities and shareholders’ equity	$448,567	$442,436

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Sales and service revenue
Product sales	$84,158	$87,172	$162,616	$163,656
Service revenue	13,392	18,765	27,409	38,032
Net sales	97,550	105,937	190,025	201,688
Cost of sales and service revenue
Cost of product sales	67,147	71,535	129,697	133,635
Cost of service revenue	11,633	15,268	24,360	31,458
Cost of sales	78,780	86,803	154,057	165,093
Gross profit	18,770	19,134	35,968	36,595

Selling, general and administrative expenses	12,392	13,810	25,002	27,154
Restructuring expense	518	1,095	792	1,523
Income from operations	5,860	4,229	10,174	7,918

Other (expense) income:
Interest expense	(5,556)	(13,595)	(11,148)	(17,854)
Other, net	(75)	168	47	280
Total other expense	(5,631)	(13,427)	(11,101)	(17,574)

Income (loss) before income taxes	229	(9,198)	(927)	(9,656)
(Benefit) provision for income taxes	(149)	(1,787)	160	(1,803)

Net income (loss)	378	(7,411)	(1,087)	(7,853)
Other comprehensive income (expense):
Change in foreign currency translation adjustment	80	50	1	94
Reclassification adjustment for losses on interest rate hedges included in net earnings, net of tax of $0, $205, $0 and $157	$0	$360	$0	$278
Total comprehensive income (loss)	$458	$(7,001)	$(1,086)	$(7,481)

Amounts per common share:
Net income (loss) per common share	$0.03	$(0.58)	$(0.08)	$(0.62)

Net income (loss) per common share assuming dilution	$0.03	$(0.58)	$(0.08)	$(0.62)

Weighted average common shares outstanding	12,850,421	12,709,014	12,822,747	12,686,541

Weighted average dilutive common shares outstanding	13,088,390	12,709,014	12,822,747	12,686,541

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Operating activities:
Net loss	$(1,087)	$(7,853)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,920	11,004
Deferred taxes	87	(210)
Stock based compensation	1,036	676
Debt issuance cost write-off	—	8,340
Payments to settle interest rate derivatives	—	(793)
Other non-cash items	(131)	(166)
Changes in operating assets and liabilities:
Accounts receivable	(2,860)	(151)
Inventories	(9,179)	4,336
Prepaid expenses and other assets	1,051	1,507
Current income taxes	126	(1,762)
Accounts payable	1,860	(817)
Accrued expenses	52	829
Net cash provided by operating activities	875	14,940
Investing activities:
Additions to property, plant and equipment	(11,611)	(7,785)
Proceeds from sale of property, plant and equipment	159	981
Net cash used by investing activities	(11,452)	(6,804)
Financing activities:
Proceeds from issuance of debt	—	250,000
Principal payments on long-term debt and notes payable	(1,169)	(224,227)
Advances on revolving line of credit	60,000	52,500
Payments on revolving line of credit	(53,500)	(79,500)
Payments for debt issuance cost	(245)	(6,692)
Other, net	—	(28)
Net cash provided (used) by financing activities	5,086	(7,947)
Net (decrease) increase in cash and cash equivalents	(5,491)	189
Cash and cash equivalents, beginning of period	7,927	1,572
Cash and cash equivalents, end of period	$2,436	$1,761
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$710	$848

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net income (loss)	$378	$(7,411)	$(1,087)	$(7,853)
Income tax (benefit) expense	(149)	(1,787)	160	(1,803)
Depreciation and amortization	5,007	5,457	9,920	11,004
Stock based compensation	852	540	1,759	1,022
Interest expense	5,556	13,595	11,148	17,854
Restructuring expense	518	1,095	792	1,523
Integration expense	66	245	173	493
Other, net	62	326	(37)	254
Adjusted EBITDA	$12,290	$12,060	$22,828	$22,494

Free Cash Flow (2):

Net cash provided by operating activities	$10,150	$4,925	$875	$14,940
Less net capital expenditures	(4,573)	(2,834)	(11,452)	(6,804)
Free cash flow	$5,577	$2,091	$(10,577)	$8,136

(1) The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

(2) The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.